Bacterin International Receives $1 million Initial Investment of $31 Million Purchase Agreement with Lincoln Park Capital Fund, LLC

BELGRADE, MT, – May 31, 2011 – Bacterin International Holdings, Inc. (“Bacterin”) (NYSE Amex: BONE), a creator and developer of revolutionary bone graft material and anti-infective coatings for medical applications, today announced that it has entered into an equity purchase agreement with Lincoln Park Capital Fund, LLC (“LPC”), a Chicago based asset management firm.  Under the terms of the agreement, Bacterin received an initial investment of $1 million through the sale of shares of its common stock to LPC at $3.06 per share, a price per share equal to the closing price on May 26th, 2011, together with warrants to purchase an additional 130,719 shares at the same price per share, subject to NYSE Amex approval.  These terms are consistent with the Company’s previously announced equity capital raise of up to $3.5 million, of which $1,874,502 was raised prior to LPC’s investment.  With LPC’s investment and an additional $153,000 that was recently raised from outside third parties, subject to NYSE Amex approval, a total of approximately $3,027,504 has been raised at a valuation consistent with the market price of the stock.

In addition, LPC has committed to invest, up to an additional $30 million through the purchase of shares of  Bacterin’s common stock from time to time over the next three years.  The transactions will be at Bacterin’s sole option with no additional warrants granted.

During the 36-month term of the agreement, Bacterin has the right to sell to LPC up to an additional $30 million of its common stock, subject to certain conditions, which include the effectiveness of a registration statement with the U.S. Securities and Exchange Commission covering the sale of the shares that may be issued to LPC. There are no upper limits to the price LPC may pay to purchase Bacterin common stock and the purchase price of the shares related to any future investments will be based on the prevailing market prices of Bacterin’s common shares immediately preceding the notice of sale to LPC without any fixed discount.  The Company controls the timing and amount of any future investment and LPC is obligated to make purchases, if and when the Company decides, in accordance with the purchase agreement.   There are no penalties or liquidated damages in the purchase agreement. The agreement may be terminated by the Company at any time, at its sole discretion, without any cost or penalty.

A more detailed description of the agreement is set forth in the Company’s Current Report on Form 8-K recently filed with the SEC on May 31, 2011which the Company encourages to be reviewed carefully.  The securities offered have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.  This press release does not constitute an offer to sell or a solicitation of an offer to buy the securities in this offering nor will there be any sale of these securities in any jurisdiction in which such offer solicitation or sale are unlawful prior to registration or qualification under securities laws of any such jurisdiction.

Contact:
Yvonne L. Zappulla
Managing Director
Grannus Financial Advisors, Inc.
212-681-4108

or

Guy Cook
Chairman & CEO
Bacterin International Holdings, Inc.
406-388-0480
gcook@bacterin.com

About Bacterin International Holdings, Inc.
Bacterin International Holdings, Inc. (“the “Company” or “Bacterin”) develops, manufactures and markets biologics products to domestic and international markets.  Bacterin’s proprietary methods optimize the growth factors in human allografts to create the ideal stem cell scaffold and promote bone and other tissue growth.  These products are used in a variety of applications including enhancing fusion in spine surgery, relief of back pain with a facet joint stabilization, promotion of bone growth in foot and ankle surgery, promotion of cranial healing following neurosurgery and subchondral repair in knee and other joint surgeries.

Bacterin's Medical Device division develops antimicrobial coatings based upon proprietary coating technologies. Bacterin's strategic coating initiatives include antimicrobial coatings designed to inhibit biofilm formation and microbial contamination. Headquartered in Belgrade, Montana, Bacterin operates a 42,000 square foot., state-of-the-art, fully compliant and FDA registered facility, equipped with five "Class 100" clean rooms. For further information please visit www.bacterin.com.

This news release contains certain disclosures that may be deemed forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to significant risks and uncertainties. Forward-looking statements include statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as "continue," "efforts," "expects," "anticipates," "intends," "plans," "believes," "estimates," "projects," "forecasts," "strategy," "will," "goal," "target," "prospects," "potential," "optimistic," "confident," "likely," "probable" or similar expressions or the negative thereof. These forward-looking statements are based on current expectations or beliefs and include, but are not limited to,  the expectation that we will receive NYSE Amex approval for these transactions and the expectation that we will file a registration statement with the SEC that will be declared effective. Statements of historical fact also may be deemed to be forward-looking statements. We caution that these statements by their nature involve risks and uncertainties, and actual results may differ materially depending on a variety of important factors, including, among others: the Company's ability to meet its obligations under existing and anticipated contractual obligations; the Company's ability to develop, market, sell and distribute desirable applications, products and services and to protect its intellectual property; the ability and willingness of third-party manufacturers to timely and cost-effectively fulfill orders from the Company; the ability of the Company's customers to pay and the timeliness of such payments, particularly during recessionary periods; the Company's ability to obtain financing as and when needed; changes in consumer demands and preferences; the Company's ability to attract and retain management and employees with appropriate skills and expertise; the impact of changes in market, legal and regulatory conditions and in the applicable business environment, including actions of competitors; and other factors. The Company undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, except as required by law.